Filed Pursuant To Rule 433

Registration No. 333-209926

May 27, 2016

Donald Trump is great for gold

AKIN OYEDELE
MAY 26, 2016, 5:00 AM

Donald Trump is great for gold.

Or, at least, the possibility of his winning the presidential election in November is, according to Greg Collett, the World Gold Council’s director of investment products.

The council sponsors the SPDR Gold Trust, the largest exchange-traded fund in the world that is backed by gold.

The possibility that the presumptive Republican nominee will win the general election could heighten the type of concern that drives investors to invest in the metal as a haven.

“He’s very unclear in his policies, and uncertainty tends to make

Joe Raedle/Getty Images Donald Trump.
people say, ‘Maybe I should have something a little bit in gold,’” Collett told Business Insider on Wednesday.

He continued:

If he’s elected, this time next year, what does the country look like? Who knows? Who knows if companies can do business with China or Mexico, [or] if we’re like rounding up people and deporting them, who knows?

That sort of weighs on people’s investments, except for gold. It helps gold.

Trump has come out in support of the gold standard, which effectively pegs the value of currency to gold.

“We used to have a very, very solid country because it was based on a gold standard,” Trump said on WMUR television in New Hampshire last March.

A disclosure of Trump’s financial holdings released last year revealed that he owned physical gold worth $100,000 to $250,000.

Gold had a monster first quarter, its best in almost 30 years, as stock-market volatility and concern about China’s economy boosted the metal’s demand as a safe-haven investment.

The prospect of higher interest rates in the US is one thing that may be bearish for gold.

But at least the gold bugs would still have Trump in the race.

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.